July 28, 2009

Mr. Ian McBean, President
Auror Capital Corp.
39555 Orchard Hill Place, Suite 600
Novi, Michigan 48375

Re:	Legal Opinion Pursuant to SEC Form S-1
Registration Statement – Auror Capital Corp.

Dear Mr. McBean:

We have acted as securities counsel to Auror Capital Corp., a Nevada corporation (the "Company"), in connection with the preparation of the Post-Effective Amendment No. 1 registration statement on Form S-1 ( the "Registration Statement") filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the "Act"), to register an aggregate of 2,112,500 shares of common stock, par value $0.001 per share, of the Company registered on behalf of the Selling Stockholders named in the Registration Statement (the “Shares”).

In our capacity as counsel to the Company, we have reviewed the Company's Articles Of Incorporation, Bylaws, the Registration Statement, the exhibits to the Registration Statement and such other records, documents, statutes and decisions as we have deemed relevant in rendering this opinion.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons signing or delivering any instrument, the authenticity of all documents admitted to us as originals, the conformity to original documents submitted to us as certificated or photo copies, the authenticity of the originals of such latter documents and the date of authorization and valid execution and delivery of all documents. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company.

Based upon the foregoing and having regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and are legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the federal laws of the United States of America and the General Corporation Law of the State of Nevada.

We hereby consent to the prior filing of this opinion as an exhibit to the Registration Statement, as may be amended from time to time. We also consent to the reference to my name and this firm under the heading “Experts” in the prospectus which forms a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is

744 Otay Lakes Road, #143	Tel. 619.475.7882
Chula Vista, CA 91910	Fax. 619.512.5184

Mr. Ian McBean
Auror Capital Corp.
July 28, 2008
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required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Regards,
SYNERGEN LAW GROUP

/s/ Karen A. Batcher

Karen A. Batcher, Esq.
kbatcher@synergenlaw.com